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                                                                   Exhibit 11
                          LITTLEFIELD, ADAMS & COMPANY
                       COMPUTATION OF EARNINGS PER SHARE
                    (In Thousands, Except Per Share Amounts)


                                                  For the Three Months        For the Six Months
                                                     Ended June 30,             Ended June 30,
                                                -------------------------  ------------------------
                                                    1997 (b)        1996     1997 (b)       1996
                                                    -------        -------   -------       ------
                                                                    <>
PRIMARY EARNINGS PER SHARE CALCULATION:
---------------------------------------
Earnings:
  Net income (loss) applicable to common stock      $  (699)        $ 340    $(1,295)       $  548
                                                    =======         =====    =======         =====
Shares:
  Weighted average number of shares
    of common stock outstanding                       2,780         2,279      2,780         2,270


  Weighted average common stock
    equivalents applicable to stock options              --            11         --            11
                                                    -------        ------     ------        ------

  Weighted average shares used for computation        2,780         2,290      2,780         2,290
                                                    =======        ======     ======        ======

Primary earnings per common share:
  Net income (loss) applicable to common stock      $ (0.25)        $0.15    $ (0.47)        $0.23
                                                    =======         =====     ======        ======

FULLY DILUTED EARNINGS PER SHARE CALCULATION: (a)
---------------------------------------------
Earnings:
  Net income (loss) applicable to common stock      $  (699)        $ 340    $(1,295)        $ 526
                                                    =======         ======    ======        ======

Shares:
  Weighted average number of shares
  of common stock outstanding                         2,780         2,279      2,780         2,279

  Weighted average common stock
    equivalents applicable to stock options             --             11         --            11
                                                     ------         -----     ------          ----
  Weighted average shares used for computation        2,780         2,290      2,780         2,290
                                                     ======         =====      =====        ======

Fully diluted earnings per common share:
  Net income (loss) applicable to common stock      $ (0.25)        $0.15    $ (0.47)       $ 0.23
                                                    =======         =====     ======        ======


(a) This calculation is submitted in accordance with Item 601(b)(ii) of Regulation S-K, although it is not required by APB Opinion No. 15 because it results in dilution of less than three percent.

(b) The stock options have an antidilutive effect on net loss per share for the three and six months ended June 30, 1997 and are, therefore, excluded from the computation.